Exhibit 10.6.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is entered into as of the 8th day of December  , 2010, by and between ProLogis, a Maryland real estate investment trust, (the “Landlord”) and Ikanos Communications, Inc., a Delaware corporation (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated February 7th, 2006, and as further amended by that certain First Amendment to Lease Agreement dated June 18th, 2006, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 36,300 square feet located at 47661 Fremont Boulevard, Fremont, California 94538 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

The Lease Term is extended for Sixty (60) months, such that the Lease shall terminate on March 31, 2016 (the “Second Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during such extension period except as expressly provided herein.

2.	The monthly Base Rent due and payable under this Lease is hereby amended and shall be as following through the Second Extension Term:

	Period		Monthly Base Rent

January 1, 2011	through	May 31, 2011	$0.00*

June 1, 2011	through	March 31, 2013	$18,150.00

April 1, 2013	through	March 31, 2014	$19,965.00

April 1, 2014	through	March 31, 2015	$20,691.00

April 1, 2015	through	March 31, 2016	$21,417.00

*Tenant shall be responsible for operating expenses during free rent period.

3.

Notwithstanding anything contained herein to the contrary, Landlord shall contribute up to a maximum amount of $36,300.00 (the “TI Allowance”), toward the Alterations to the Premises which includes but is not limited to paint, carpet, vinyl composition tile, and office removal/demolition, and foam based fire suppression system for the server room (“Second Amendment Alterations”), which such payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Second Amendment Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, and (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work on the Second Amendment Alterations. Landlord shall be under no obligation to pay for any Alterations to the Premises in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through December 31, 2011, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining as of January 1, 2012.

4.	Effective upon the full execution of the Second Amendment and in reference to Section 17, titled “Assignment and Subletting”, the following portion of Section 17(ii) shall be deleted in its entirety:

“the assignee or sublessee does not have a net worth calculated according to generally accepted accounting principles at least equal to the greater of the net worth of Tenant immediately prior to such assignment or sublease or the net worth of the Tenant at the time it executed the Lease;”

and is hereby replaced with the following:

“the assignee does not have a net worth calculated according to generally accepted accounting principles at least equal to the greater of the net worth of Tenant immediately prior to such assignment or the net worth of the Tenant at the time it executed the Lease;”

5.	Effective upon the full execution of the Second Amendment and in reference to Section 17, titled “Assignment and Subletting”, the following portion of Section 17(vii) shall be deleted in its entirety:

“the assignment or sublet is to another tenant in the Project and is at rates which are below those charged by Landlord for comparable space in the Project;”

and is hereby replaced with the following:

“the assignment is to another tenant in the Project and is at rates which are below those charged by Landlord for comparable space in the Project;”

6.	Effective upon the full execution of the Second Amendment and in reference to Section 17, titled “Assignment and Subletting”, the following portion of Section 17(ix) shall be deleted in its entirety:

“the proposed assignee or sublessee is a governmental agency.”

and is hereby replaced with the following:

“the proposed assignee is a governmental agency.”

7.

Tenant shall continue to have the renewal option set forth in Addendum 3 of the original Lease, which shall be exercisable prior to the expiration of the Second Extension Term in strict compliance with the terms of such renewal option.

8.

Tenant agrees to keep strictly confidential and shall not disclose orally or in writing the terms and conditions of this Second Amendment, including without limitation the rental rates, or any matters related thereto, except that Tenant may disclose such terms and conditions of this Second Amendment to its bona fide legal and financial representatives who need to know such information to effectuate this Second Amendment, a future financing, sale of stock, as well as any public company requirement to disclose such information.

9.	All other rights to cancel under the Cancellation Option of Addendum 4 are hereby deemed null and void and of no further force or effect.

10.

Except as otherwise expressly provided herein, all defined terms used in this Second Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Operating Expenses as provided in the Lease during the Second Extension Term.

11.

Insofar as the specific terms and provisions of this Second Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Second Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

12.

Landlord and Tenant hereby agree that (i) this Second Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Second Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

13.

Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Second Amendment as of the day and year first above written.

TENANT:		LANDLORD:

Ikanos Communications, Inc., a Delaware corporation		ProLogis, a Maryland real estate investment trust

By:	/s/ Dennis Bencala	By:	/s/ W. Scott Lamson
Name:	Dennis Bencala	Name: Title:	W. Scott Lamson Senior Vice President
Title:	Chief Financial Officer